AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996

                                                       REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

             ANNTAYLOR STORES CORPORATION                          DELAWARE                    13-3499319
                ANNTAYLOR FINANCE TRUST                            DELAWARE                    13-7089625
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)   (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER
                                                          INCORPORATION OR ORGANIZATION)  IDENTIFICATION NUMBER)

                              -------------------
         142 WEST 57TH STREET, NEW YORK, NEW YORK 10019, (212) 541-3000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         JOCELYN F.L. BARANDIARAN, ESQ.
                          ANNTAYLOR STORES CORPORATION
         142 WEST 57TH STREET, NEW YORK, NEW YORK 10019, (212) 541-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                              -------------------
                                    COPY TO:

                            VINCENT J. PISANO, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
           919 THIRD AVENUE, NEW YORK, NEW YORK 10022, (212) 735-3000
                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                              -------------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------
                        CALCULATION OF REGISTRATION FEE

[CAPTION]

                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED           SECURITY             PRICE          REGISTRATION FEE
Convertible Trust Originated
 Preferred SecuritiesSM of
 AnnTaylor Finance
 Trust............................      2,012,500        $58.625(1)(2)     $117,982,813(1)(2)       $40,684
Convertible Subordinated
 Debentures of AnnTaylor Stores
 Corporation......................         (3)                 --                  --                  --
Common Stock of AnnTaylor Stores
 Corporation......................     5,121,812(4)            --                  --                  --
Guarantee(5)......................          --                 --                  --                  --
   Total..........................      2,012,500             100%            $117,982,813          $40,684

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act.
(2) Exclusive of accrued interest and distributions, if any.
(3) $100,625,000 in aggregate principal amount of 8 1/2% Convertible Subordinated Debentures (the "Convertible Debentures") of AnnTaylor Stores Corporation (the "Company") were issued and sold to AnnTaylor Finance Trust ("Ann Taylor Finance" or the "Trust") in connection with the issuance by the Trust of 2,012,500 of its 8 1/2% Convertible Trust Originated Preferred SecuritiesSM (the "Convertible TOPrSSM" or "Preferred Securities"). The Convertible Debentures may be distributed, under certain circumstances, to the holders of Preferred Securities for no additional consideration.
(4) Such shares of Company Common Stock are issuable upon conversion of the Preferred Securities registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.
(5) Includes the rights of holders of the Preferred Securities under the Guarantee and certain back-up undertakings as described in the Registration Statement. No separate consideration will be received for the Guarantee and the back-up undertakings.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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
                   SUBJECT TO COMPLETION, DATED JUNE 21, 1996
PROSPECTUS
                         2,012,500 PREFERRED SECURITIES
                            ANNTAYLOR FINANCE TRUST
                 8 1/2% CONVERTIBLE TRUST ORIGINATED PREFERRED
                       SECURITIESSM (CONVERTIBLE TOPRSSM)
                (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                               [AnnTaylor LOGO]
                              -------------------

    This Prospectus relates to the 8 1/2% Convertible Trust Originated Preferred SecuritiesSM (the "Convertible TOPrSSM" or "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of AnnTaylor Finance Trust, a statutory business trust formed under the laws of the State of Delaware ("AnnTaylor Finance" or the "Trust"), and the shares of common stock, par value $.0068 per share (the "Company Common Stock"), of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), issuable upon conversion of the Preferred Securities. The Preferred Securities were issued and sold (the "Original Offering") on April 25, 1996 and May 17, 1996 (together, the "Original Offering Date") to the Initial Purchasers (as defined herein) and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers as defined in Rule 144A under the Securities Act, to certain qualified institutional buyers acting on behalf of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Company owns all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof to purchase an equivalent amount of 8 1/2% Convertible Subordinated Debentures Due 2016 (the "Convertible Debentures") of the Company. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation or otherwise.

    The Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities (collectively the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

                                                   (continued on following page)

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE
                      "RISK FACTORS" BEGINNING ON PAGE 6.
                              -------------------

 Application will be made to list the Offered Securities on the New York Stock
                                   Exchange.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(continued from front cover)

    Each Preferred Security is convertible at the option of the holder thereof into shares of Company Common Stock at a conversion rate of 2.545 shares of Company Common Stock for each Preferred Security (equivalent to $19.65 per share of Company Common Stock), subject to adjustment in certain circumstances. The Company Common Stock is quoted on the New York Stock Exchange ("NYSE") under the symbol "ANN". On June 20, 1996, the last reported sale price of the Company Common Stock on the NYSE Composite Tape was $20 3/4.

    Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 8 1/2% of the liquidation amount of $50 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing July 15, 1996. See "Description of the Preferred Securities--Distributions". The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as described below, are guaranteed by the Company (the "Guarantee") to the extent the Trust has funds available therefor as described under "Description of the Guarantee". The Guarantee, when taken together with the Company's obligations under the Indenture (as defined herein) pursuant to which the Convertible Debentures are issued and its obligations under the Declaration (as defined herein), including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities. The Company's obligations under the Guarantee rank (i) subordinate and junior to all other liabilities of the Company except any liabilities that may be pari passu by their terms, (ii) pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or any preferred securities of any affiliate of the Company and (iii) senior to the Company Common Stock. See "Description of the Guarantee". The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Company. The Company's operations are conducted through its wholly owned subsidiary, AnnTaylor, Inc. ("Ann Taylor"). At May 4, 1996, indebtedness of Ann Taylor, including trade payables of $40.2 million, aggregated approximately $218.6 million, which indebtedness is effectively senior to the Convertible Debentures.

    The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities correspond to the interest rate and interest payment dates and other payment dates for the Convertible Debentures, which are the sole assets of the Trust. If the Company fails to make principal or interest payments on the Convertible Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

    The Company has the right to defer payments of interest on the Convertible Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the maturity of the Convertible Debentures. If interest payments are so deferred, distributions on the Preferred Securities also will be deferred. During any Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at a rate of 8 1/2% per annum compounded quarterly. During any Extension Period, holders of Preferred Securities will be required to include such deferred interest in their gross income for United States Federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. Moreover, if a holder of Preferred Securities converts its Preferred Securities into Company Common Stock during any Extension Period, the holder will not receive any cash related to the deferred distributions. There could be multiple Extension Periods of varying lengths throughout the term of Convertible Debentures (but distributions would continue to accumulate quarterly and accrue interest until the end of any such Extension Period). See "Risk Factors--Option to Extend Interest Payment Period; Tax Consequences", "Description of the Preferred Securities--Distributions" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period".

    The Convertible Debentures are redeemable by the Company, in whole or in part, from time to time, on or after April 15, 1999 at the redemption prices set forth herein. The Convertible Debentures may also be redeemed at any time upon the occurrence of a Tax Event (as defined herein). If the Company redeems Convertible Debentures, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed at a redemption price corresponding to the redemption price of the Convertible Debentures plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities--Redemption". The Preferred Securities will be redeemed upon maturity of the

Convertible Debentures. In addition, the Trust will be dissolved upon the occurrence of a Tax Event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Convertible Debentures are redeemed in the limited circumstances described herein. The Trust will also be dissolved upon the occurrence of an Investment Company Event (as defined herein). Upon dissolution of the Trust, the Convertible Debentures will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Convertible Debentures to be listed on the NYSE or other national securities exchange or similar organization as the Preferred Securities are then listed or quoted. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Convertible Debentures".

    In the event of the liquidation, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $50 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution in the event of a Tax Event or an Investment Company Event, Convertible Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities-- Liquidation Distribution Upon Dissolution".

                             AVAILABLE INFORMATION

    The Company is subject to the information reporting requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. The Commission also maintains a Web site at http://www.sec.gov. that contains reports, proxy statements and other information. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials can also be inspected at the offices of the New York Stock Exchange, at 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

    No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Convertible Debentures issued by the Company and (iii) the obligations of the Trust under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that the Trust has funds available to meet such obligations. See "Description of the Convertible Debentures" and "Description of the Guarantee".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-10738) are incorporated herein by reference:

    (a) Annual Report on Form 10-K for the year ended February 3, 1996;

    (b) Proxy Statement relating to the 1996 Annual Meeting of Stockholders;

    (c) Quarterly Report on Form 10-Q for the quarter ended May 4, 1996;

    (d) Current Reports on Form 8-K, dated April 8, 1996, May 2, 1996, June 10, 1996 and June 21, 1996; and

    (e) The description of the Company Common Stock, contained in the Company's registration statement on Form 8-A, which became effective May 16, 1991.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

    Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to AnnTaylor Stores Corporation, 142 West 57th Street, New York, New York 10019, Attention:
Jocelyn F.L. Barandiaran, Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (212) 541-3300.

                                  RISK FACTORS

    Prospective purchasers of the Offered Securities should consider carefully the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Preferred Securities being offered hereby.

COMPETITION AND OTHER BUSINESS FACTORS

    The women's retail apparel industry is highly competitive. Ann Taylor competes primarily with better department stores, specialty retailers and boutiques engaged in the retail sale of better quality women's apparel, many of which are larger and have greater resources than the Company. Sales and earnings of the Company depend to a significant extent upon its ability to respond to changes in fashion trends. As with other retail businesses, the Company's operations may be adversely affected by a number of factors beyond its control, including economic downturns, cyclical variations in the retail market for better quality women's apparel and rapid changes in fashion preferences. The Company believes that the decrease in its comparable store sales in Fiscal 1995 is attributable to the poor consumer response to Ann Taylor's merchandise offerings, as well as weakness in demand for women's apparel generally. There can be no assurance that a prolonged economic downturn and weakness in demand for women's apparel would not have a material adverse impact on the Company and Ann Taylor.

CAT/CYGNE DESIGNS

    In Fiscal 1995, the Company purchased approximately 16% of its merchandise directly from Cygne Designs, Inc. ("Cygne") and an additional 38% of its merchandise through CAT U.S., Inc. and C.A.T. (Far East) Limited (together, "CAT"), the Company's direct sourcing joint venture which is 40% owned by the Company and 60% owned by Cygne. In November 1995, Cygne disclosed that it was in violation of certain terms of the bank credit agreement that provides Cygne's principal source of working capital financing and that, as a result of such violation, the lender under that credit facility has the right to cancel the facility and to demand immediate repayment of the amounts outstanding thereunder. Cygne also disclosed that a separate trade credit facility had been suspended as a result of Cygne's failure to make payments thereunder when due. Cygne has stated that, if it is unable to restore its suspended trade credit facility, maintain its present financing and credit facilities or otherwise obtain necessary working capital, it could experience a liquidity shortfall that would adversely affect its ability to finance its operations. On May 21, 1996, Cygne announced that it had obtained from the bank that provides its bank credit facility a permanent waiver of all defaults under its credit agreement, and received a commitment letter from the bank to provide Cygne a new credit facility to replace such credit facility.

    CAT obtains its principal working capital financing pursuant to a $40 million loan facility provided by the same bank that provides Cygne with its principal working capital facility. Although CAT currently is in compliance with the terms of its credit agreement, the agreement contains a cross-default provision relating to defaults under other indebtedness of CAT or Cygne, pursuant to which a default by Cygne under its credit facility gives CAT's lender the right to cancel CAT's $40 million credit facility and to demand immediate repayment of the amounts outstanding under that facility. If CAT's lenders were to take such action or if they failed to renew such facility, CAT would require alternate financing in order to meet such obligations and to continue to operate its business as presently conducted. Although the Company believes such alternate financing would be available for CAT, if it were not, the interruption or cessation of business by CAT could have a material adverse effect on the Company. CAT's loan facility expires upon consummation of the CAT/Cygne Transaction described below. CAT has obtained a commitment letter from its bank to replace its existing credit facility upon consummation of the CAT/Cygne transaction.

    The Company has entered into a purchase agreement, dated as of June 7, 1996, to acquire Cygne's interest in CAT and certain of the assets (the "Assets") of the Ann Taylor Woven Division of Cygne that are used in sourcing merchandise for Ann Taylor (collectively, the "CAT/Cygne Transaction"). The

Company believes that the CAT/Cygne Transaction will mitigate the supply interruption risks arising from the financial difficulties experienced by Cygne. Upon consummation of the CAT/Cygne Transaction, CAT will become an indirect wholly owned subsidiary of the Company. In addition to continuing its own sourcing activities on behalf of the Company, CAT will own the Assets of the Division and will perform all sourcing functions for Ann Taylor currently
performed by Cygne.   The CAT/Cygne Transaction is subject to various
conditions. Accordingly, there can be no assurance that the CAT/Cygne Transaction will be consummated or, if consummated, that it will be consummated promptly enough to prevent sourcing disruptions.

    In the event that Cygne's operations were interrupted or discontinued, the Company could experience temporary inventory shortfalls, disruptions or delays with respect to any unfilled purchase orders then outstanding with Cygne. Although the Company believes that adequate alternate sources would be available that could replace Cygne as a merchandise resource, there can be no assurance that such alternate sources will be available at the time of any such interruption.

    The Company from time to time has made advances to Cygne in order to assist it in carrying fabric purchases made by Cygne in anticipation of the issuance by the Company of merchandise purchase orders. Advances from the Company to Cygne outstanding at May 4, 1996 totaled approximately $8 million. As a consequence of Cygne's financial difficulties, it is possible that Cygne could default on such Company advances. In the event of such a default by Cygne, the Company believes that it would have a right of set-off to the extent of accounts payable by the Company to Cygne for merchandise purchased from Cygne. However, no assurances can be given that a court would uphold such right of set-off. At May 4, 1996, accounts payable to Cygne totaled approximately $9.6 million. If the CAT/Cygne Transaction is consummated, the amount of the purchase price to be paid by the Company in cash will be reduced by the amount of such outstanding fabric advances.

    Ann Taylor has outstanding a $4 million standby letter of credit to support CAT's obligations to its principal lender. The lender has the right under certain circumstances to draw on such letter of credit to cover unpaid principal and interest owed by CAT. The commitment letter obtained by CAT to replace CAT's credit facility requires that such standby letter of credit be increased to $8 million to support this new facility.

    The Company's agreement with Cygne relating to the parties' ownership of CAT provides that either Cygne or Ann Taylor may offer to purchase the other party's interest in CAT. The party that receives the offer then has the option to either accept the offer and sell its interest in CAT on the terms offered, or purchase the offering party's interest in CAT on the terms offered. There can be no assurance that, if the Company were to offer to purchase Cygne's interest in CAT under this provision, Cygne would not elect instead to purchase the Company's interest, or that if Cygne were to offer to purchase the Company's interest in CAT, such offer would reflect the value of such interest, or that the Company would have the financial ability to purchase Cygne's interest in CAT at the offered price. If Cygne were to purchase the Company's interest in CAT, there can be no assurance that the Company would be able to continue to do business with CAT on terms having the same economic effect as its current arrangement or be able to replace CAT as a merchandise sourcing agent on similar terms.

INTEGRATION OF CAT AND THE CYGNE SOURCING BUSINESS

    The direct sourcing business differs from the Company's traditional retail business and requires certain skills that traditionally have not been required of Ann Taylor personnel. The Company may face challenges in assimilating CAT's and the Division's sourcing functions and their employees into the Ann

Taylor organization and will require management to focus a portion of its time on overseeing the integration process. Accordingly, there can be no assurance that the Company will be able to successfully integrate CAT's and the Division's sourcing operations with its existing operations or realize certain of the benefits expected to be obtained from the CAT/Cygne Transaction.

INDEBTEDNESS AND ABILITY TO SERVICE INDEBTEDNESS

    After giving effect to the Original Offering and the application of the net proceeds thereof to reduce outstanding indebtedness of Ann Taylor, as of May 4, 1996, the long-term consolidated indebtedness of the Company and Ann Taylor, including the current portion of long-term debt, would have been approximately $165.7 million, or approximately 30% of its total capitalization. After further giving effect to the CAT/Cygne Transaction, including additional borrowings that are expected to be made in connection therewith, as of May 4, 1996, the long-term consolidated indebtedness of the Company and Ann Taylor, including the current portion of long-term debt, would have been approximately $183.6 million or approximately 30% of its total capitalization. This high degree of leverage could have important consequences to the holders of the Offered Securities, including the following: (i) the ability of Ann Taylor to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of Ann Taylor's cash flow from operations will be required for the payment of principal and interest on its indebtedness, thereby reducing the funds available to Ann Taylor for its operations and for the payment of dividends to the Company to be used to make payments on the Convertible Debentures; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (iv) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business. In addition, substantially all of Ann Taylor's borrowings other than the 8 3/4% Notes (as defined herein) are and will continue to be at variable rates of interest, which exposes Ann Taylor to the risk of increased interest rates. See "Financing Arrangements".

    Unless otherwise extended or refinanced, Ann Taylor will be required in 1998 to repay in full its obligations under the Amended and Restated Credit Agreement, dated as of September 29, 1995 (the "Bank Credit Agreement"), between Ann Taylor and the Lenders named therein, which currently provides for a $24.5 million Term Loan (the "Term Loan") and a $122 million Revolving Credit Facility (the "Revolving Credit Facility"). After giving effect to the Original Offering and the application of the estimated net proceeds thereof to reduce outstanding indebtedness of Ann Taylor, as of May 4, 1996, Ann Taylor's outstanding indebtedness under the Term Loan would have been $24.5 million and there would have been no outstanding indebtedness under Ann Taylor's Revolving Credit Facility. After further giving effect to additional borrowings that are expected to be made upon consummation of the CAT/Cygne Transaction, as of May 4, 1996, Ann Taylor's outstanding indebtedness under the Term Loan would have been $24.5 million and Ann Taylor's outstanding indebtedness under the Revolving Credit Facility would have been $11.3 million. Ann Taylor is also required, commencing in Fiscal 1996, to reduce outstanding borrowings under the Revolving Credit Facility to $50 million or less for a 30-day period each fiscal year. Amounts under Ann Taylor's Receivables Facility (the "Receivables Facility"), under which $36 million was outstanding at May 4, 1996, become due in January 1997. Although there can be no assurance, the Company expects to negotiate an extension of the maturity of the Receivables Facility during 1996.

    Ann Taylor's ability to make scheduled principal payments, or to refinance its obligations, with respect to its indebtedness, and to pay interest thereon, will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If Ann Taylor's cash flow and capital resources are insufficient to fund its debt service obligations, Ann Taylor may be forced to reduce or delay planned capital expenditures, sell assets, seek additional funds from an equity offering of the Company or refinance or restructure its debt. There can be no assurance that Ann Taylor's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. If Ann Taylor is not able to satisfy its debt service obligations, it could default on its indebtedness, including the Bank Credit Agreement, the Receivables Facility and the 8 3/4% Notes (as defined herein), which would entitle the holders of such indebtedness to accelerate the maturity thereof, thereby permitting acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. See "Financing Arrangements".

RESTRICTIVE COVENANTS AND ASSET ENCUMBRANCES

    Ann Taylor's ability to pay dividends, as well as repay debt, make acquisitions, create liens, make capital expenditures and make certain investments, is restricted by the provisions of the Bank Credit Agreement (and with respect to certain of the restrictions, the Indenture (the "Note Indenture") relating to its 8 3/4% Subordinated Notes due 2000 (the "8 3/4% Notes")) and the Receivables Facility, and is dependent on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that financial results that comply with the restrictive covenants and financial tests in the Bank Credit Agreement and the Receivables Facility will be achieved, and Ann Taylor's inability to satisfy these covenants, if not waived by its lenders, could result in a default under one or more of such financing arrangements. In the event of such a default, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest, due and payable. In addition, a failure to comply with the obligations contained in the Bank Credit Agreement, the Receivables Facility or the Note Indenture could result in an event of default under the Bank Credit Agreement, the Receivables Facility or the Note Indenture, respectively, which could permit acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. See "Financing Arrangements".
If Ann Taylor were unable to pay such amounts, the lenders could proceed against any collateral securing obligations due to them. If such indebtedness were to be accelerated, there can be no assurance that the assets of Ann Taylor would be sufficient to repay in full such indebtedness and other indebtedness of Ann Taylor or to pay dividends to the Company to pay principal and interest on the Convertible Debentures in order for the Trust to meet its obligations under the Preferred Securities. Although the payment of dividends and distributions is currently prohibited by the Bank Credit Agreement, the Company has entered into an amendment with the lenders under the Bank Credit Agreement in order to pay the regularly scheduled distributions relating to the Preferred Securities so long as there is no event of default under the Bank Credit Agreement. The Receivables Facility has restrictions on the payment of dividends and distributions that mirror the Bank Credit Agreement, as amended from time to time. Therefore, the amendment to the dividend covenant under the Bank Credit Agreement to permit regularly scheduled dividends on the Preferred Securities has the effect of amending the corresponding covenant in the Receivables Facility in a similar fashion. The Note Indenture will continue to contain certain restrictions on the payment of dividends by Ann Taylor. See "Financing Arrangements".

    During Fiscal 1995, Ann Taylor was not in compliance with certain of the financial covenants contained in its then-existing bank credit agreement and receivables facility on two occasions, which noncompliance was cured by a waiver under or an amendment to those facilities. Ann Taylor is currently in compliance with all of the financial covenants contained in the Bank Credit Agreement and the Receivables Facility. Although based upon its current projections, the Company believes that it will be able to remain in compliance with all of the financial covenants in the Bank Credit Agreement and the Receivables Facility, no assurance can be given that the Company's financial results will provide such compliance.

RANKING OF OBLIGATIONS UNDER GUARANTEE AND CONVERTIBLE DEBENTURES

    The Company's obligations under the Guarantee rank (i) subordinate and junior to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms, (ii) pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or preferred securities of any affiliate of the Company and
(iii) senior to the Company Common Stock. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to Senior Indebtedness of the Company. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Convertible Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived, ceased to exist or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. At May 4, 1996, Senior Indebtedness of the Company consisted solely of the Company's guarantee of $186.5 million of indebtedness of Ann Taylor. In addition, because the Company's operations are conducted through Ann Taylor, and Ann Taylor has not guaranteed the payment of principal of and interest on the Convertible Debentures, all liabilities of Ann Taylor, including trade payables, are effectively senior to the Convertible Debentures and the Guarantee. As of May 4, 1996, Ann Taylor had approximately $218.6 million principal amount of indebtedness outstanding, including trade payables of $40.2 million. There are no terms of the Preferred Securities, the Convertible Debentures or the Guarantee that limit the Company's or AnnTaylor's ability to incur additional indebtedness or liabilities, including indebtedness or liabilities that would rank senior or effectively senior to the Convertible Debentures and the Guarantee. See "Description of the Guarantee--Status of the Guarantee; Subordination" and "Description of the Convertible Debentures--Subordination".

HOLDING COMPANY STRUCTURE AND SUBORDINATION

    The ability of the Trust to pay amounts due on the Preferred Securities is wholly dependent upon the Company's making payments on the Convertible Debentures. Since the Company is a holding company whose operations are conducted through Ann Taylor and its subsidiaries, the ability of the Company to pay interest and principal on the Convertible Debentures, and therefore for the Trust to make distributions and other payments on the Preferred Securities, will be dependent on Ann Taylor's ability to pay dividends to the Company in sufficient amounts. Because Ann Taylor does not guarantee the payment of principal of and interest on the Convertible Debentures, claims of holders of the Preferred Securities effectively are subordinate to the claims of creditors of Ann Taylor, including trade creditors. See "--Ranking of Obligations Under Guarantee and Convertible Debentures".

CONTROL OF THE COMPANY

    As of April 15, 1996, the ML Entities owned approximately 26.7% of the outstanding Company Common Stock. Consequently, the ML Entities, which have two designees on the Company's Board of Directors, are in a position to influence the management and affairs of the Company. Upon conversion of the Convertible Debentures, the ML Entities would own approximately 21.8% of the outstanding Company Common Stock.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

    The Company has the right under the Indenture to defer interest payments from time to time on the Convertible Debentures for successive periods not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable, provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the requirements described herein. As a consequence of such extension, quarterly distributions on the Preferred Securities would be deferred (although such distributions would continue to accrue with interest thereon compounded quarterly) by the Trust during any such Extension Period. In the event that the Company exercises this right, then, during such period the Company (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock except for dividends or distributions in shares of its capital stock of the same class on which such dividend or distribution is being paid and conversions or exchanges of common stock of one class into common stock of another class and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries, (ii) shall not make any payment of interest, principal of or premium, if any, on, or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures (except by conversion into or exchange for shares of its capital stock), and
(iii) shall not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the Extension Period; provided, that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Convertible Debentures. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Description of the Preferred Securities--Distributions" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period".

    Should the Company exercise its right to defer payments of interest on the Convertible Debentures, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States Federal income tax purposes, which will be allocated but not distributed to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States Federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Moreover, if a holder of Preferred Securities converts its Preferred Securities into Company Common Stock during any Extension Period, the holder will not receive any cash related to the deferred distributions. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of or converts its Preferred Securities during any Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Convertible Debentures) may be more volatile than other similar securities where the issuer does not have such rights to defer interest payments. See "United States Federal Income Taxation--Potential Extension of Interest Payment Period and Original Issue Discount".

PROPOSED TAX LEGISLATION

    On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would treat as equity for United States Federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action". Based on the Joint Statement, it is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Convertible Debentures since they were issued prior to the date of any "appropriate Congressional action". Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Debentures, it would not cause the Convertible Debentures to be treated as equity for United States Federal income tax purposes since the maximum term of the Convertible Debentures will not exceed 20 years. There can be no assurances, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation is enacted that adversely affects the tax treatment of the Convertible Debentures, such legislation could result in the distribution of the Convertible Debentures to holders of the Preferred Securities or, in certain limited circumstances, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Redemption or Distribution".

RIGHTS UNDER THE GUARANTEE

    The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Preferred Securities. The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, with respect to the Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Trust (other than in connection with a distribution of the Convertible Debentures to holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities upon the liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may directly institute a legal proceeding directly against the Company to enforce the obligations of the Guarantor under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of the Preferred Securities would be required to rely on the enforcement (1) by the Property Trustee of its rights, as registered holder of the Convertible Debentures, against the Company pursuant to the terms of the Convertible Debentures or (2) by such holder of Preferred Securities of its right against the Company to enforce payments on the Convertible Debentures. See "Description of the Guarantee" and "Description of the Convertible Debentures". The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the sole holder of the Convertible Debentures against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it under the Indenture as a holder of the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    Upon the occurrence of a Tax Event or an Investment Company Act Event (each as defined herein, and each, a "Special Event"), the Trust will be dissolved, except in the limited circumstance described below, with the result that the Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, the Company shall have the right to redeem the Convertible Debentures, in whole (but not in part), in lieu of a distribution of the Convertible Debentures by the Trust, in which event the Trust will redeem the Trust Securities. See "Description of the Preferred Securities--Special Event Redemption or Distribution".

    Under current United States Federal income tax law, a distribution of Convertible Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. Upon the occurrence of a Special Event, however, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--Receipt of Convertible Debentures or Cash Upon Liquidation of the Trust".

    There can be no assurance as to the market prices for the Preferred Securities or the Convertible Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Convertible Debentures that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities. Because holders of Preferred Securities may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained herein. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Convertible Debentures--General".

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of the Issuer Trustees. See "Description of Preferred
Securities--Voting Rights".

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions. In addition, as a result of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided interest in the Convertible Debentures) may be more volatile than other similar securities where the issuer does not have such right to defer interest payments. A holder who disposes of or converts its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition or conversion in income as ordinary income (i.e., original issue discount), and to add such amount to its adjusted tax basis in its pro rata share of the underlying Convertible Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes. See "United States Federal Income Taxation".

                                 THE COMPANY

    The Company, through its wholly owned subsidiary Ann Taylor, is a leading national specialty retailer of better quality women's apparel, shoes and accessories sold primarily under the Ann Taylor brand name. Ann Taylor merchandise represents classic styles, updated to reflect current fashion trends. The Company's stores offer a full range of career and casual separates, weekend wear, dresses, tops, accessories and shoes, coordinated as part of a total wardrobing strategy. This total wardrobing strategy is reinforced by an emphasis on customer service. Ann Taylor sales associates are trained to assist customers in merchandise selection and wardrobe coordination, helping them achieve the "Ann Taylor look" while reflecting the customers' personal styles.

    The Company believes that "Ann Taylor" is a highly recognized national brand that defines a distinct fashion point of view. As a result of strong consumer acceptance of this niche positioning, the Company's sales per square foot productivity and operating profit margins have historically been among the highest in the specialty apparel retailing industry. The Company has adopted a growth strategy of capitalizing on this brand recognition by introducing product extensions within its stores and entering new channels of distribution, as well as continuing its retail store expansion program.

    The Company is a holding company that was incorporated under the laws of the State of Delaware in 1988 under the name AnnTaylor Holdings, Inc. The Company changed its name to AnnTaylor Stores Corporation in April 1991. The Company was formed at the direction of Merrill Lynch Capital Partners, Inc. ("ML Capital Partners"), a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."), for the purpose of acquiring Ann Taylor in a leveraged buyout transaction (the "Acquisition") in 1989. As of April 15, 1996, certain limited partnerships controlled directly or indirectly by ML Capital Partners, together with certain other affiliates of ML&Co. (collectively, the "ML Entities"), owned 6,155,118 shares, or approximately 26.7%, of the outstanding Company Common Stock. The ML Entities have two designees on the Company's Board of Directors and, therefore, are in a position to influence management of the Company.

    The principal executive offices of the Company are located at 142 West 57th Street, New York, New York 10019, and the telephone number is (212) 541-3000. Unless the context indicates otherwise, all references herein to the Company include the Company and its wholly owned subsidiary Ann Taylor.

                            ANNTAYLOR FINANCE TRUST

    AnnTaylor Finance is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (the "Declaration") executed by AnnTaylor Stores Corporation, as sponsor of the Trust, and the trustees of the Trust (the "Issuer Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company owns Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Common Securities rank pari passu, and payments are made thereon pro rata, with the Preferred Securities, except that, upon the occurrence and during the continuance of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The assets of the Trust consist principally of the Convertible Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, the number of Issuer Trustees will initially be five. Three of the Issuer Trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company (the "Property Trustee"). The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York, a New York banking corporation, will act as Property Trustee and its affiliate, The Bank of New York (Delaware), a Delaware banking corporation, will act as Delaware Trustee until, in each case, removed or replaced by the holder of the Common Securities. The Bank of New York will also act as indenture trustee under the Guarantee (the "Guarantee Trustee") and under the Indenture (the "Indenture Trustee"). Initially, J. Patrick Spainhour, the President and Chief Operating Officer, Paul
E. Francis, the Executive Vice President--Finance and Administration and Chief Financial Officer and Walter J. Parks, the Senior Vice President--Finance of the Company will act as Regular Trustees. See "Description of the Guarantee" and "Description of the Preferred Securities".

    The Property Trustee holds title to the Convertible Debentures for the benefit of the holders of the Trust Securities and the Property Trustee has the power to exercise all rights, powers and privileges under the Indenture as the holder of the Convertible Debentures. In addition, the Property Trustee maintains exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, has the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of trustees, provided that the number of trustees shall be at least two. The Company will pay all fees and expenses related to the Trust and the offering of the Preferred Securities. See "Description of the Convertible Debentures".

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of the Preferred Securities". The Declaration, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Declaration, the Indenture and the Guarantee will be qualified under the Trust Indenture Act.

    The place of business and the telephone number of the Trust are the principal executive offices and telephone number of the Company. See "The Company".

                              ACCOUNTING TREATMENT

    The financial statements of the Trust will be reflected in the Company's consolidated financial statements, with the Preferred Securities shown as "Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of AnnTaylor Finance Trust Holding Solely Convertible Debentures".

                                USE OF PROCEEDS

    The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. Neither the Company nor the Trust will receive any proceeds from the sale of the Offered Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

    The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five fiscal years in the period ended February 3, 1996, and for each of the first fiscal quarters ended May 4, 1996 and April 29, 1995.

                                                                                                   FISCAL QUARTER
                                                         FISCAL YEAR ENDED                             ENDED
                                       ------------------------------------------------------    ------------------
                                       FEB. 3,    JAN. 28,    JAN. 29,    JAN. 30,    FEB. 1,    MAY 4,    APR. 29,
                                        1996        1995        1994        1993       1992       1996       1995
                                       -------    --------    --------    --------    -------    ------    --------
Ratio of Earnings to Fixed
Charges.............................     1.08x      3.35x       2.16x       1.58x       1.21x      1.42x      1.85x

    For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary loss and fixed charges. Fixed charges include interest on indebtedness, distributions on the Preferred Securities and the portion of operating lease rental expense representative of the interest factor.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The following summary of certain material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration. The Preferred Securities were issued pursuant to the terms of the Declaration. The Declaration incorporates by reference terms of the Trust Indenture Act. The Declaration will be qualified under the Trust Indenture Act. The Bank of New York, as Property Trustee, acts as indenture trustee for the Declaration for purposes of compliance with the Trust Indenture Act. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Declaration.

GENERAL

    The Preferred Securities were issued in fully registered form without interest coupons.

    The Declaration authorized the Regular Trustees to issue the Trust Securities on behalf of the Trust. The Preferred Securities represent undivided beneficial ownership interests in the assets of the Trust and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration.

    All of the Common Securities are owned by the Company. The Common Securities rank pari passu, and payments are made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of Preferred Securities. See "--Subordination of Common Securities". Title to the Convertible Debentures is held by the Property Trustee for the benefit of the holders of the Trust Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee". The Guarantee is held by The Bank of New York, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to (i) vote to direct the Property Trustee to enforce the Property Trustee's rights under the Convertible Debentures or (ii) if the failure of the Trust to pay distributions is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures, to institute a proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. See "--Voting Rights".

DISTRIBUTIONS

    Distributions on Preferred Securities are fixed at a rate per annum of 8 1/2% of the stated liquidation amount of $50 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at a rate per annum of 8 1/2% thereof compounded quarterly. The term "distribution" as used herein includes any such interest (including any Additional Interest and Liquidation Damages, each as defined herein) payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Preferred Securities will be cumulative, will accrue from the date of initial issuance and will be payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing July 15, 1996, when, as and if available for payment, by the Property Trustee, except as otherwise described below. The Company has the right under the Indenture to defer interest payments from time to time on the Convertible Debentures for successive periods not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable, provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. As a consequence of such extension, quarterly distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest since interest would continue to accrue on the Convertible Debentures) during any such extended interest payment period. In the event that the Company exercises this right, then, during such period the Company (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock except for dividends or distributions in shares of its capital stock of the same class on which such dividend or distribution is being paid and conversions or exchanges of common stock of one class into common stock of another class and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit of the Company or any of its subsidiaries,
(ii) shall not make any payment of interest, principal of or premium, if any, on, or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures (except by conversion into or exchange for shares of its capital stock), and (iii) shall not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Description of the Convertible Debentures--Interest" and "Description of the Convertible Debentures--Option to Extend Interest Payment Period". If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to the holders of record of Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

    Distributions on the Preferred Securities will be made to the extent that the Trust has funds available for the payment of such distributions in the Property Account. Amounts available to the Trust for distribution to the holders of the Preferred Securities will be limited to payments received by the Trust from the Company for the Convertible Debentures. See "Description of the Convertible Debentures". The payment of distributions out of funds held by the Trust, is guaranteed by the Company, as set forth under "Description of the Guarantee".

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be fifteen days prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event that any date on which distributions are payable on the Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (without any distribution or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York or in Wilmington, Delaware are authorized or required by law to close.

CONVERSION RIGHTS

    General. Preferred Securities are convertible at any time prior to the Business Day immediately preceding the date of repayment of such Preferred Securities, whether at maturity or upon redemption (either at the option of the Company or pursuant to a Tax Event), at the option of the holder thereof and in the manner described below, into shares of Company Common Stock at an initial conversion rate of 2.545 shares of Company Common Stock for each Preferred Security (equivalent to a conversion price of $19.65 per share of Company Common Stock), subject to adjustment as described under "--Conversion Price Adjustments" below. The Trust covenants in the Declaration not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Property Trustee, as conversion agent (the "Conversion Agent"), by a holder of Preferred Securities. A holder of a Preferred Security wishing to exercise its conversion right shall deliver an irrevocable conversion notice, together, if the Preferred Security is a Certificated Security (as defined herein), with such Certificated Security, to the Conversion Agent which shall, on behalf of such holder, exchange such Preferred Security for a portion of the Convertible Debentures and immediately convert such Convertible Debentures into Company Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. Procedures for converting book-entry Preferred Securities into shares of Company Common Stock differ, as described under "--Book-Entry Only Issuance--The Depository Trust Company".

    Holders of Preferred Securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such Preferred Securities on the corresponding distribution payment date notwithstanding the conversion of such Preferred Securities following such distribution record date but prior to such distribution payment date. Except as provided in the immediately preceding sentence, neither the Trust nor the Company will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on converted Preferred Securities. The Company will make no payment or allowance for distributions on the shares of Company Common Stock issued upon such conversion, except to the extent that such shares of Company Common Stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Conversion Agent.

    No fractional shares of Company Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the last reported sale price of Company Common Stock on the date such Preferred Securities are surrendered for conversion.

    Conversion Price Adjustments--General. The conversion price is subject to adjustment in certain events, including (a) the issuance of shares of Company Common Stock as a dividend or a distribution with respect to Company Common Stock, (b) subdivisions, combinations and reclassification of Company Common Stock, (c) the issuance to all holders of Company Common Stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of Company Common Stock at less than the then Current Market Price (as defined below) of the Company Common Stock, (d) the distribution to holders of Company Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash), (e) the payment of dividends (and other distributions) on Company Common Stock paid exclusively in cash, excluding cash dividends if the annualized per share amount thereof does not exceed 15% of the current market price of Company Common Stock as of the trading day immediately preceding the date of declaration of such dividend, and (f) payment to holders of Company Common Stock in respect of a tender or exchange offer (other than an odd-lot offer) by the Company for Company Common Stock at a price in excess of 110% of the then Current Market Price of Company Common Stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. "Current Market Price" means the average of the daily closing prices for the five consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution in question.

    The Company from time to time may reduce the conversion price of the Convertible Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by the Company for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company's Board of Directors deems advisable to avoid or diminish any income tax to holders of Company Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "United States Federal Income Taxation--Adjustment of Conversion Price".

    No adjustment of the conversion price will be made upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Company Common Stock under any such plan. No adjustment in the conversion price will be required unless such adjustment would require a change of at least one percent (1%) in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Preferred Securities.

    Conversion Price Adjustments--Merger, Consolidation or Sale of Assets of the Company. In the event that the Company shall be a party to any transaction (including, without limitation, and with certain exceptions, (a) recapitalization or reclassification of the Company Common Stock, (b) consolidation of the Company with, or merger of the Company into, any other Person, or any merger of another Person into the Company, (c) any sale, transfer or lease of all or substantially all of the assets of the Company or (d) any compulsory share exchange) pursuant to which the Company Common Stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction"), then the holders of Preferred Securities then outstanding shall have the right to convert the Preferred Securities into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of Company Common Stock issuable upon conversion of such Preferred Securities immediately prior to such Transaction.

    In the case of a Transaction, each Preferred Security would become convertible into the securities, cash or property receivable by a holder of the number of shares of the Company Common Stock into which such Preferred Security was convertible immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Preferred Securities in the future. For example, if the Company were acquired in a cash merger, each Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of the Company and other factors.

    Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of Preferred Securities or to the holders of Company Common Stock. See "United States Federal Income Taxation".

REDEMPTION

    The Convertible Debentures will mature on April 15, 2016, and may be redeemed, in whole or in part, at any time after April 15, 1999 or at any time in certain circumstances upon the occurrence of a

Tax Event. Upon the repayment of the Convertible Debentures, whether at maturity or upon redemption (either at the option of the Company or pursuant to a Tax Event), the proceeds from such repayment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the Convertible Debentures so repaid or redeemed at the applicable Redemption Price, together with accrued and unpaid distributions through the date of redemption; provided, that holders of the Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "--Special Event Redemption or Distribution", "--Redemption Procedures", "Description of the Convertible Debentures--General" and "Description of the Convertible Debentures--Optional Redemption".

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If, at any time, a Tax Event or an Investment Company Event shall occur and be continuing, the Trust shall, unless the Convertible Debentures are redeemed in the limited circumstances described below, be dissolved with the result that, after satisfaction of creditors, if any, of the Trust, Convertible Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as the Preferred Securities and the Common Securities outstanding at such time would be distributed on a pro rata basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Preferred Securities will not recognize any income, gain or loss for United States Federal income tax purposes as a result of such dissolution and distribution of Convertible Debentures; and, provided, further, that if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Debentures for United States Federal income tax purposes even if the Convertible Debentures were distributed to the holders of Preferred Securities and Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Convertible Debentures, in whole (but not in part) for cash within 90 days following the occurrence of such Tax Event, and promptly following such redemption, the Preferred Securities and Common Securities will be redeemed by the Trust at the Redemption Price; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost, the Company or the Trust will pursue such measure in lieu of redemption.

    Because the Company is a holding company whose operations are conducted through Ann Taylor, the ability of the Company to redeem the Convertible Debentures, and, therefore for the Trust to redeem the Preferred Securities, will be dependent on Ann Taylor's ability to pay dividends to the

Company in sufficient amounts. Ann Taylor's Bank Credit Agreement, the Note Indenture and the Receivables Facility impose certain restrictions on the ability of Ann Taylor to dividend funds to the Company, including a prohibition against making a dividend to the Company in order to redeem the Convertible Debentures. Therefore, any redemption of the Convertible Debentures, and, therefore, the Preferred Securities, will require a waiver or amendment to the Bank Credit Agreement prior to such redemption. See "Risk Factors--Indebtedness and Ability to Service Indebtedness", "Risk Factors-- Restrictive Convenants and Asset Encumbrances", "Risk Factors--Ranking of Obligations Under Guarantee and Convertible Debentures" and "Financing Arrangements".

    "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after April 18, 1996 (collectively, a "Change in Tax Law"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States Federal income tax with respect to income accrued or received on the Convertible Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company to the Trust on the Convertible Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for United States Federal income tax purposes. Notwithstanding anything in the previous sentence to the contrary, a Tax Event shall not include any Change in Tax Law that requires the Company for United States Federal income tax purposes to defer taking a deduction for any original issue discount that accrues with respect to the Convertible Debentures until the interest payment related to such OID is paid by the Company in money; provided, that such Change in Tax Law does not create more than an insubstantial risk that the Company will be prevented from taking a deduction for OID accruing with respect to the Convertible Debentures at a date that is no later than the date the interest payment related to such OID is actually paid by the Company in money.

    "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date hereof.

    On the date fixed for any distribution of Convertible Debentures, upon dissolution of the Trust, (i) the Preferred Securities and the Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Trust Securities will be deemed to represent beneficial interests in the Convertible Debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Trust Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

    There can be no assurance as to the market price for the Convertible Debentures that may be distributed in exchange for Trust Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Convertible Debentures that the investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Trust Securities exchanged. If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Convertible Debentures to be listed on the NYSE or on any such other national securities exchange or similar organization as the Preferred Securities are then listed or quoted.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    In the event of any redemption in part, the Trust shall not be required to
(i) issue, register the transfer of or exchange any Preferred Security during a period beginning at the opening of business 15 days before any selection for redemption of Preferred Securities and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Preferred Securities to be so redeemed and (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except for the unredeemed portion of any Preferred Securities being redeemed in part.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), and if the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Convertible Debentures, then, by 12:00 noon, New York time, on the redemption date, the Trust will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption of all book-entry certificates and will give DTC irrevocable instructions and authority to pay such amount in respect of Preferred Securities represented by the Global Certificates (as defined herein) and will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay such amount in respect of any Certificated Securities and will give such paying agent irrevocable instructions and authority to pay such amount to the holders of Certificated Securities upon surrender of their certificates. If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee described under "Description of the Guarantee", distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the amount payable upon redemption (other than for calculating any premium).

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata.

    Subject to the foregoing and applicable law (including, without limitation, United States Federal securities laws), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the amount payable upon redemption of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of the Trust Securities; provided, however, that, if on any distribution date or redemption date a Declaration Event of Default shall have occurred and be continuing, no payment of any distribution on, or amount payable upon redemption of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the amount payable upon redemption of the Preferred Securities, the full amount of such amount in respect of all outstanding Preferred Securities shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or the amount payable upon redemption of, Preferred Securities then due and payable.

    In the case of any Declaration Event of Default, the holder of Common Securities will be deemed to have waived any such Declaration Event of Default until all such Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities.

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, the Trust shall terminate (i) on April 15, 2021, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or the equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust after having obtained the consent of at least a majority in liquidation amount of the Trust Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of all of the Convertible Debentures upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the Company or the Trust, or (vi) upon the redemption of all the Trust Securities.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other entity, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Securities rank with respect to distributions, assets and payments, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Convertible Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) the Company guarantees the obligations of such successor entity under the Successor Securities to the same extent as provided by the Guarantee, (viii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust reasonably acceptable to the Property Trustee experienced in such matters to the effect that: (A) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor trust) will be treated as a grantor trust for United States Federal income tax purposes. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Common Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and, therefore, the Indenture.

    If the Property Trustee fails to enforce its rights under the Convertible Debentures after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Convertible Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee--Amendments and Assignment", and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Convertible Debentures, to (i) exercise the remedies available to it under the Indenture as a holder of the Convertible Debentures, (ii) waive any past Indenture Event of Default that is waiveable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Debentures shall be due and payable or (iv) consent to any amendment, modification, or termination of the Indenture or the Convertible Debentures where such consent shall be required; provided, however, that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Convertible Debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the Preferred Securities which is at least equal to the percentage required under the Indenture may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Convertible Debentures after a holder of record of Preferred Securities has made a written request, such holder of record of Preferred Securities may directly institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Convertible Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. The Property Trustee shall be under no obligation to take any of the actions described in clause (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that as a result of such action, the Trust will not fail to be classified as a grantor trust for United States Federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the Convertible Debentures.

    In the event the consent of the Property Trustee, as the holder of the Convertible Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Convertible Debentures, the Property Trustee may only give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Securities. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States Federal income tax the Trust will not be classified as other than a grantor trust.

    A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Convertible Debentures in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities represented by the Global Certificates may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company".

    Holders of the Preferred Securities have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by the Company as the holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), provided, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States Federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

REGISTRATION RIGHTS

    In connection with the Original Offering, the Company and the Trust entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Company and the Trust would, at the Company's expense, for the benefit of the holders of the Preferred Securities, the Guarantee, the Convertible Debentures and the shares of Company Common Stock issuable upon conversion of the Convertible Debentures (together, the "Registrable Securities"), (i) file with the Securities and Exchange Commission (the "SEC" or the "Commission") within 60 days after the date of issuance of the Registrable Securities (June 24, 1996), a registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of the issuance of the Registrable Securities (October 22, 1996) and (iii) use their best efforts to keep effective the Shelf Registration Statement until three years after the date it is declared effective or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by persons that are not affiliates of the Company or the Trust may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The Company would provide to each holder of Registrable Securities copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement had become effective and take certain other actions as are required to permit unrestricted resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement would be required to be named as a selling security holder in the related Prospectus and to deliver a Prospectus to purchasers, would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and would be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.

    If (i) on or prior to 60 days following the date of original issuance of the Registrable Securities (June 24, 1996), a Shelf Registration Statement had not been filed with the Commission, or (ii) on or prior to the 180th day following the issuance of the Registrable Securities (October 22, 1996), such Shelf Registration Statement had not been declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") would accrue on the Convertible Debentures and, accordingly, additional distributions would accrue on the Preferred Securities, in each case from and including the day following such Registration Default. Liquidated Damages would be paid quarterly in arrears, with the first quarterly payment due on the first interest or distribution payment date, as applicable, following the date on which such Liquidated Damages begin to accrue, and would accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount or liquidation amount, as applicable, to and including the 90th day following such Registration Default and one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective during the Effectiveness Period for more than 30 consecutive days or any 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Convertible Debentures and the distribution rate borne by the Preferred Securities would each increase by an additional one-half of one percent (0.50%) per annum from such 31st or 91st day, as applicable, until such time as the Shelf Registration Statement again becomes effective. This Prospectus is a part of the Shelf Registration Statement filed in accordance with the foregoing requirements.

    The Company and the Trust have agreed in the Registration Rights Agreement to use their best efforts to cause the Preferred Securities and the Company Common Stock issuable upon conversion of the Convertible Debentures to be listed on the NYSE upon effectiveness of the Shelf Registration Statement.

    The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to this Registration Statement.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interest in the global certificate or certificates issued in connection with sales of Preferred Securities made pursuant to this Prospectus. Except as described in the next paragraph, the Preferred Securities were issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully registered global Preferred Security certificates (the "Global Certificates") will be issued, representing, in the aggregate, Preferred Securities sold pursuant to this Prospectus, and will be deposited with DTC. In the event of a transfer of securities that were issued in fully registered, certificated form, the holder of such certificates will be required to exchange them for interests in the Global Certificates representing the number of Preferred Securities being transferred.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Notices to Investors".

    Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices in respect of the Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distributions on the Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

    Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Issuer nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Preferred Securities.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a Global Certificate.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be The Bank of New York. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees. In the event that The Bank of New York shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

    The Property Trustee will act as Registrar, Transfer Agent, Paying Agent and Conversion Agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it.

    The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Company and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Property Trustee in the ordinary course of their businesses. The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

GOVERNING LAW

    The Declaration and the Preferred Securities is governed by, and will be construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for United States Federal income tax purposes so that the Debentures will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

    Set forth below is a summary of information concerning the Guarantee that was executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee. The Guarantee incorporates by reference the terms of the Trust Indenture Act. The Guarantee will be qualified under the Trust Indenture Act. The Bank of New York, as the Guarantee Trustee, holds the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to and to the extent set forth in the Guarantee, the Company irrevocably and unconditionally agrees to pay in full to the holders of the Preferred Securities (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set off or counterclaim which the Trust may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities to the extent the Trust has funds available therefor, (ii) the Redemption Price, with respect to any Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Preferred Securities or the redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities upon the liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the obligations of the Guarantor under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of the Preferred Securities would be required to rely on the enforcement (1) by the Property Trustee of its rights, as registered holder of the Convertible Debentures, against the Company pursuant to the terms of the Convertible Debentures or (2) by such holder of Preferred Securities of its right against the Company to enforce payments on Convertible Debentures. See "Description of the Convertible Debentures". The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

    The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance of such Preferred Securities but does not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Convertible Debentures, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of the Convertible Debentures". The Guarantee, when taken together with the Company's obligations under the Convertible Debentures, and the Indenture thereto and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities) provides a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by the Trust.

    The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

    In the Guarantee, the Company has covenanted that, so long as any Preferred Securities remain outstanding, if (i) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such extension shall be continuing, (ii) the Company shall be in default with respect to its payment or other obligations under the Guarantee or (iii) there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, then the Company (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, except for dividends or distributions in shares of its capital stock of the same class on which such dividend or distribution is being paid and conversions or exchanges of common stock of one class into common stock of another class and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries, (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior to the Convertible Debentures (except by conversion into or exchange for shares of its capital stock), and (c) shall not make any guarantee payments with respect to the foregoing.

    As part of the Guarantee, the Company has agreed that it will honor all obligations described therein relating to the conversion of the Preferred Securities into Company Common Stock as described in "Description of the Preferred Securities--Conversion Rights".

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth under "Description of the Preferred Securities--Voting Rights". All guarantees and agreements contained in the Guarantee bind the successors, assigns, receivers, trustees and representatives of the Company and inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity as described below under "Description of the Convertible Debentures--Restrictions", the Company may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate as to each holder of Preferred Securities upon
(i) full payment of the Redemption Price of all Preferred Securities, (ii) upon distribution of the Convertible Debentures held by the Trust to the holders of the Preferred Securities, (iii) upon liquidation of the Trust or (iv) upon the distribution of Company Common Stock to such holder in respect of the conversion of such holder's Preferred Securities into Company Common Stock and will terminate completely upon full payment of the amounts payable in accordance with the Declaration of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sum paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEE; SUBORDINATION

    The Guarantee constitutes an unsecured obligation of the Company and ranks
(i) subordinate and junior to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms, (ii) pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or preferred securities of any affiliate of the Company and (iii) senior to the Company Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

    The Guarantee constitutes a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under a Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Guarantee is governed by, and will be construed in accordance with, the laws of the State of New York.

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

    Set forth below is a description of the specific terms of the Convertible Debentures in which the Trust invested the proceeds from the issuance and sale of the Trust Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Indenture Trustee"), a copy of which has been filed as an exhibit to the Registration Statement. Certain capitalized terms used herein are defined in the Indenture. The Indenture will be qualified under the Trust Indenture Act.

    Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Special Event Redemption or Distribution".

    If the Convertible Debentures are distributed to the holders of Preferred Securities, the Company will use its best efforts to have the Convertible Debentures listed on the NYSE or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

    The Convertible Debentures were issued as unsecured debt under the Indenture. The Convertible Debentures will be limited in aggregate principal amount of $103,737,200, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities.

    The Convertible Debentures are not subject to a sinking fund provision. The entire principal amount of the Convertible Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Compounded Interest (as defined herein) and Additional Interest, if any, on April 15, 2016.

    The Convertible Debentures, if distributed to holders of Preferred Securities in liquidation of such holder's interest in the Trust, will initially be issued in the same form as the Preferred Securities that such Convertible Debentures replace. Any Global Certificate will be replaced with one or more Global Securities (as defined under "--Book-Entry and Settlement"). Under certain limited circumstances, Convertible Debentures may be issued in certificated form in exchange for a Global Security. In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Convertible Debentures issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in The City of New York; provided, that unless the Convertible Debentures are held by the Trust or any successor permissible under "Description of the Preferred Securities--Merger, Consolidation or Amalgamation of the Trust", payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

    There are no covenants or provisions in the Indenture that afford holders of Convertible Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

INTEREST

    Each Convertible Debenture bears interest at the rate of 8 1/2% per annum from the original date of issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 (each, an "Interest Payment Date"), commencing July 15, 1996, to the person in whose name such Convertible Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. If any Convertible Debentures are held in certificated form, the record date for each Interest Payment Date shall be 15 days prior to such Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right at any time during the term of the Convertible Debentures to defer interest payments from time to time by extending the interest payment period for successive periods not exceeding 20 consecutive quarters for each such period; provided, no Extension Period may extend beyond the maturity date of the Convertible Debentures. At the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (including Additional Interest and Liquidated Damages) together with interest thereon compounded quarterly at the rate specified for the Convertible Debentures to the extent permitted by applicable law ("Compounded Interest"); provided, that during any Extension Period, the Company (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, except for dividends or distributions in shares of its capital stock of the same class on which such dividend or distribution is being paid and conversions or exchanges of common stock of one class into common stock of another class and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of the Company or any of its subsidiaries, (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures (except by conversion into or exchange for shares of its capital stock) and (iii) shall not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period together with all previous and further extensions thereof may not exceed 20 consecutive quarters and may not extend beyond the maturity of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. If the Property Trustee shall be the sole holder of the Convertible Debentures, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the NYSE (or any applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than ten Business Days prior to such record date. The Company shall cause the Trust to give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Convertible Debentures, the Company shall give the holders of the Convertible Debentures notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date the Company is required to give notice to the NYSE (or any applicable self-regulatory organization) or to holders of the Convertible Debentures on the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date.

ADDITIONAL INTEREST

    If the Trust would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or governmental charges been imposed.

CONVERSION OF THE CONVERTIBLE DEBENTURES

    The Convertible Debentures are convertible into Company Common Stock at the option of the holders of the Convertible Debentures at any time prior to the Business Day immediately preceding the date of repayment of such Convertible Debentures, whether at maturity or upon redemption (either at the option of the Company or pursuant to a Tax Event), at the initial conversion price set forth on the cover page of this Prospectus subject to the conversion price adjustments described under "Description of the Preferred Securities--Conversion Rights". The Trust has covenanted not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of a Preferred Security to the Conversion Agent for conversion, the Trust will distribute $50 principal amount of the Convertible Debentures to the Conversion Agent on behalf of the holder of the Preferred Securities so converted, whereupon the Conversion Agent will convert such Convertible Debentures to Company Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of Company Common Stock into which the Convertible Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Convertible Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Convertible Debenture shall be paid to the Trust (which will distribute such interest to the converting holder) or other holder of Convertible Debentures, as the case may be, despite such conversion.

OPTIONAL REDEMPTION

    The Company shall have the right to redeem the Convertible Debentures, in whole or in part, at any time or from time to time after April 15, 1999 upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 105.95% of the principal amount of the Convertible Debentures to be redeemed plus any accrued and unpaid interest, including Additional Interest, Compounded Interest and Liquidation Damages, if any, to the redemption date if redeemed on or before April 15, 2000, and at the following optional redemption prices (expressed as a percentage of the principal amount of Convertible Debentures), if redeemed during the 12-month period beginning April 15:

                                                    OPTIONAL
                                                   REDEMPTION
            YEAR                                     PRICE
            ----                                   ----------
            2000................................      105.10%
            2001................................      104.25
            2002................................      103.40
            2003................................      102.55
            2004................................      101.70
            2005................................      100.85
            2006 and thereafter.................      100.00


plus, in each case, accrued and unpaid interest, including Additional Interest, Compounded Interest and Liquidation Damages, if any, to the redemption date.

    If a partial redemption of the Preferred Securities resulting from a partial redemption of the Convertible Debentures would result in the delisting of the Preferred Securities, the Company may only redeem Convertible Debentures in whole.

PROPOSED TAX LEGISLATION

    On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed the Proposed Legislation that, among other things, would treat as equity for United States Federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action". Based on the Joint Statement, it is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Convertible Debentures since they were issued prior to the date of any "appropriate Congressional action". Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Debentures, it would not cause the Convertible Debentures to be treated as equity for United States Federal income tax purposes since the maximum term of the Convertible Debentures will not exceed 20 years. There can be no assurances, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation is enacted that adversely affects the tax treatment of the Convertible Debentures, such legislation could result in the distribution of the Convertible Debentures to holders of the Preferred Securities or, in certain limited circumstances, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Redemption or Distribution".

SUBORDINATION

    The Indenture provides that the Convertible Debentures are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Convertible Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived, or ceased to exist or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. At May 4, 1996, Senior Indebtedness of the Company consisted of the Company's guarantee of $186.5 million of indebtedness of Ann Taylor. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness of the Company must be paid in full before the holders of the Convertible Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Preferred Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Convertible Debentures are paid in full.

    The term "Senior Indebtedness" shall mean in respect of the Company: (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and
(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Convertible Debentures and (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any other trust, or trustee of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. The Company's operations are conducted through its wholly owned subsidiary, Ann Taylor. At May 4, 1996, indebtedness of Ann Taylor, including trade payables of $40.2 million, aggregated approximately $218.6 million, which indebtedness is effectively senior to the Convertible Debentures.

CERTAIN COVENANTS

    In the Indenture, the Company has covenanted that, so long as any Convertible Debentures are outstanding, if (i) there shall have occurred and be continuing any event that with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such period, or any extension thereof, shall be continuing, then the Company (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, except for dividends or distributions in shares of its capital stock of the same class on which such dividend or distribution is being paid and conversions or exchanges of common stock of one class into common stock of another class and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purposes of an employee incentive plan or benefit plan of the Company or any of its subsidiaries, (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Debentures (except by conversion into or exchange for shares of its capital stock), and (c) shall not make any guarantee payments with respect to the foregoing.

    The Company has agreed (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities and (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Convertible Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States Federal income tax purposes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) if the Company is not the survivor, the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Convertible Debentures issued thereunder and the performance of every other covenant of the Indenture on the part of the Company and (b) immediately thereafter no event of default under the Indenture and no event which, after notice or lapse of time, or both, would become an event of default under the Indenture, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for the Company under the Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Convertible Debentures.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures will be issued in the same form as the Preferred Securities which such Convertible Debentures replace. Any Global Certificate will be replaced by one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, the Convertible Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Convertible Debentures in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Convertible Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Convertible Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of DTC or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

    If Convertible Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust and a Global Security is issued, DTC will act as securities depositary for the Convertible Debentures represented by such Global Security. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company". As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Convertible Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

    None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Convertible Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A Global Security shall be exchangeable for Convertible Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act of 1934, as amended (the "Exchange Act"), at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed,
(iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Convertible Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Convertible Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Convertible Debentures: (i) failure for 30 days to pay interest on the Convertible Debentures, including any Additional Interest, Compounded Interest and Liquidated Damages in respect thereof, when due provided that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Additional Interest, Compounded Interest or Liquidated Damages) for this purpose; or (ii) failure to pay principal of or premium, if any, on the Convertible Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or (iii) failure by the Company to deliver shares of Company Common Stock upon an election by a holder of Preferred Securities to convert such Preferred Securities; or (iv) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice to the Company by the Trustee or by the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures; (v) the dissolution, winding up or termination of the Trust, except in connection with the distribution of Convertible Debentures to the holders of Preferred Securities in liquidation of the Trust upon the redemption of all outstanding Preferred Securities and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (vi) certain events in bankruptcy, insolvency or reorganization of the Company.

    The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures may declare the principal of and interest on the Convertible Debentures due and payable immediately on the occurrence of an Event of Default; provided, however, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modifications and Amendments of the Indenture".

    Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all the holders of Preferred Securities. Notwithstanding any payment made to such holder of Convertible Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Convertible Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

    The Holders of not less than a majority in principal amount of the outstanding Convertible Debentures may on behalf of the holders of all the Convertible Debentures waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest, if any, on any Convertible Debentures and (b) a default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each Convertible Debenture; provided, however, that if the Convertible Debentures are held by the Trust or a trustee of such Trust, such waiver or modification to such waiver shall not be effective until the holders of a majority in liquidation amount of Trust Securities shall have consented to such waiver or modification to such waiver; provided, further, that if the consent of the holder of each outstanding Convertible Debenture is required, such waiver shall not be effective until each holder of the Trust Securities shall have consented to such waiver.

    A default under any other indebtedness of the Company or the Trust would not constitute an Event of Default under the Convertible Debentures.

    Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Convertible Debentures, unless such holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee, the holders of a majority in aggregate principal amount of the Convertible Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to such series.

    No holder of any Convertible Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless
(i) such holder shall have previously given to the Indenture Trustee written notice of a continuing Event of Default, (ii) if the Trust is not the sole holder of Convertible Debentures, the holders of at least 25% in aggregate principal amount of the Convertible Debentures then outstanding shall also have made written request, (iii) such holder has offered reasonable indemnity to the Indenture Trustee to institute such proceeding as Indenture Trustee, (iv) the Indenture Trustee shall have failed to institute such proceeding within 60 days of such notice, and (v) the Indenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Convertible Debentures a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a holder of a Convertible Debenture for enforcement of payment of the principal of or interest on such Convertible Debenture on or after the respective due dates expressed in such Convertible Debenture.

    The Company is required to file annually with the Indenture Trustee and the Property Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

MODIFICATIONS AND AMENDMENTS OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debentures, to modify the Indenture or the rights of the holders of Convertible Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Convertible Debenture affected thereby, (i) extend the stated maturity of the Convertible Debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or adversely affect the right to convert Convertible Debentures or the subordination provisions of the Indenture, or (ii) reduce the percentage in aggregate principal amount of outstanding Convertible Debentures, the holders of which are required to consent to any such supplemental indenture.

    In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Convertible Debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

GOVERNING LAW

    The Indenture and the Convertible Debentures is governed by, and will be construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Convertible Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                        EFFECT OF OBLIGATIONS UNDER THE
                    CONVERTIBLE DEBENTURES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Convertible Debentures.

    As long as payments of interest and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Convertible Debentures is equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Convertible Debentures match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture, the Company shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, costs, expenses, debt and obligations of the Trust other than with respect to the Trust Securities; and (iv) the Declaration provides that the Issuer Trustees will not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee". If the Company does not make interest payments on the Convertible Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

    The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Convertible Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts on the Preferred Securities.

    If the Company fails to make interest or other payments on the Convertible Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities-- Book-Entry Only Issuance--The Depository Trust Company" and "Description of the Preferred Securities--Voting Rights", may direct the Property Trustee to enforce its rights under the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the

Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 40,000,000 shares of Company Common Stock, par value $.0068 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. Ann Taylor's authorized capital stock consists of 1,000 shares of common stock, par value $1.00 per share, of which one share is issued and outstanding and is owned by the Company.

COMMON STOCK

    Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Subject to the rights of holders of preferred stock, the holders of Company Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Company Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of preferred stock, including any liquidation amount payable with respect to any outstanding preferred stock. The holders of Company Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company.

PREFERRED STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Board of Directors (without stockholder approval) to, among other things, issue shares of preferred stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors. The Company currently has no shares of preferred stock outstanding.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAWS PROVISIONS

    Pursuant to the Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock entitled to vote generally in an election of directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders.

    The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and prohibits stockholder action by written consent in lieu of a meeting. The Company's By-laws provide that special meetings of stockholders may be called only by the chairman, the president or the secretary of the Company and must be called by any such officer at the request in writing of the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

    The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting, and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and information concerning the stockholder submitting the proposal.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

                             FINANCING ARRANGEMENTS

BANK CREDIT AGREEMENT

    The Bank Credit Agreement currently provides for a $24.5 million Term Loan and a $122 million Revolving Credit Facility.

    The principal amount of the Term Loan is payable on September 29, 1998. At May 4, 1996, the Company had $24.5 million outstanding under the Term Loan. The Term Loan bears interest at a rate equal to, at the Company's option, Bank of America National Trust and Saving Association's (i) Base Rate plus 2.50%, or
(ii) Eurodollar Rate plus 3.50%.

    The Revolving Credit Facility currently provides for borrowings by Ann Taylor in a principal amount of up to $122 million at any one time, including letters of credit. Subject to the terms of the Revolving Credit Facility, Ann Taylor may, from time to time, borrow, repay and reborrow under such facility. The entire unpaid balance may be prepaid at any time without penalty, and is payable in full on July 29, 1998. Amounts borrowed under the Revolving Credit Facility are not subject to scheduled repayment prior to such date; however, Ann Taylor is required to reduce the outstanding payment balance of the Revolving Credit Facility to $50 million or less for a 30-day period in Fiscal 1996 and each fiscal year thereafter. Prior to the third quarter of Fiscal 1996, loans under the Revolving Credit Facility bear interest at a rate equal to, at the Company's option, Bank of America's (i) Base Rate plus .75%, or (ii) Eurodollar Rate plus 1.75%. Beginning in the third quarter of Fiscal 1996, loans under the Revolving Credit Facility will bear interest at a rate to be determined by reference to the ratio of funded debt to EBITDA. At May 4, 1996, Ann Taylor had borrowings of $19.4 million under the Revolving Credit Facility, including $8.4 million in letters of credit.

    The Bank Credit Agreement contains mandatory prepayment and commitment reduction provisions in the event that Ann Taylor or any of its restricted subsidiaries consummates (i) a financing transaction secured by a mortgage on the distribution center located in Louisville, Kentucky, which is owned by a wholly owned subsidiary of Ann Taylor (the "Distribution Center Financing") or
(ii) one or more financing transactions (including sale and leaseback transactions) secured by equipment or store furniture or fixtures. These provisions generally require that an amount equal to 50% of the greater of (a) the net cash proceeds of such transaction and (b) the principal amount of indebtedness incurred in such transaction be applied to prepay loans and to reduce the commitment under the Bank Credit Agreement. The Distribution Center Financing was consummated in November 1995, and the original commitments under the Revolving Credit Facility and the Term Loan have been reduced by $3 million ($125 million to $122 million) and $500,000 ($25 million to $24.5 million), respectively.

    The Bank Credit Agreement contains financial covenants, including a minimum net worth test, a minimum fixed charge test and a debt to capitalization ratio test. The Bank Credit Agreement contains certain other restrictive covenants that impose limitations (subject to certain exceptions) on Ann Taylor and the Company with respect to, among other things, (i) creating or incurring liens,
(ii) selling or disposing of property or assets, (iii) making or owning investments, (iv) incurring guarantees or other contingent obligations, (v) declaring or paying dividends or making distributions on account of, or acquiring, common stock or preferred stock of Ann Taylor or the Company, (vi) making any change in the nature of Ann Taylor's business, (vii) engaging in certain transactions with affiliates, (viii) as to Ann Taylor only, consolidating, merging, dissolving or liquidating, or selling all or substantially all of Ann Taylor's assets, (ix) redeeming or purchasing, or paying or repaying principal of or interest on the 8 3/4% Notes, (x) modifying certain material agreements, and (xi) making capital expenditures in excess of the thresholds set forth in the Bank Credit Agreement. The Bank Credit Agreement also restricts the ability of Ann Taylor and the Company to incur additional indebtedness, subject to certain exceptions. In order to issue the Convertible Debentures and the Guarantee, and to make distributions on the Preferred Securities (so long as there is no event of default under the Bank Credit Agreement), the Company and Ann Taylor obtained an amendment to certain of these covenants. Such amendment contains a restrictive covenant prohibiting the amendment or other modification of the terms of the Preferred Securities, if such amendment or modification would, as determined by the lenders, be adverse to their interests, without the consent of the lenders under the Bank Credit Agreement.

    The obligations of Ann Taylor under the Bank Credit Agreement are secured by a lien on substantially all of its tangible and intangible property (other than its receivables and inventory), including trademarks and service marks (but excluding leasehold interests), pursuant to various security agreements. In addition, the Company has guaranteed Ann Taylor's payment obligations under the Bank Credit Agreement and has pledged all of Ann Taylor's common stock to secure its guaranty.

RECEIVABLES FACILITY

    All of Ann Taylor's receivables ("Receivables") are sold to its wholly owned subsidiary, Ann Taylor Funding, Inc. ("Funding") pursuant to a Purchase and Sale Agreement, dated as of January 27, 1994, and as amended as of October 31, 1995. Funding and Ann Taylor are parties to an Amended and Restated Receivables Financing Agreement, dated as of October 31, 1995, with Market Street Capital Corp., as lender ("Market Street"), and PNC, National Association ("PNC"), as administrator, pursuant to which the Receivables are pledged to Market Street to serve as collateral for up to $40 million of indebtedness.

    Loans under the Receivables Facility bear interest at different rates depending on whether such loans are funded by the issuance by Market Street of short-term promissory notes ("Commercial Paper Notes"). If the loans are funded by Commercial Paper Notes, the interest rate is determined based on the discount rate or rates at which such Commercial Paper Notes are sold and the commissions and charges charged with respect to such Commercial Paper Notes. If the loans are not funded by Commercial Paper Notes, the interest rate is equal to (i) PNC's reserve adjusted Eurodollar Rate, plus 1.25% per annum, or, in certain circumstances, (ii) the higher of (a) PNC's prime rate plus .25% or (b) PNC's federal fund rate, plus 1.25% per annum. These loans presently are not funded by Commercial Paper Notes. Interest is due and payable monthly.

    The Receivables Facility contains financial covenants applicable to Ann Taylor similar to those contained in the Bank Credit Agreement, and contains restrictions on the payment of dividends and distributions that mirror the Bank Credit Agreement, as amended from time to time. See "--Bank Credit Agreement".

8 3/4% NOTES

    The 8 3/4% Notes mature on June 15, 2000, are limited to $110,000,000 aggregate principal amount and are unsecured and subordinated obligations of Ann Taylor. At February 3, 1996, $100,000,000 aggregate principal amount of 8 3/4% Notes was outstanding. Each 8 3/4% Note bears interest at the rate of 8 3/4% per annum, payable semi-annually on June 15 and December 15 of each year. There is no sinking fund for the 8 3/4% Notes.

    The Note Indenture contains, among other things, certain covenants, including limitations on indebtedness, limitations on restricted payments such as dividends on Ann Taylor's capital stock, limitations on other subordinated indebtedness and restrictions on transactions with affiliates and the use of proceeds from asset sales. Under the Note Indenture, Ann Taylor may not make a Restricted Payment unless (i) no event of default has occurred and is continuing; (ii) the aggregate of all Restricted Payments made after June 21, 1993 shall not exceed the sum of (a) 50% of Consolidated Adjusted Net Income (as defined in the Note Indenture) of Ann Taylor since May 1, 1993 plus (b) the aggregate net proceeds received by Ann Taylor from (x) the issue or sale of capital stock or (y) any equity contribution by the Company plus (c) the aggregate net proceeds received by Ann Taylor from debt securities exchanged for capital stock plus (d) the aggregate amount received in repayment of any loan or advance plus (e) $10,000,000; and (iii) the Company could incur $1.00 of additional Indebtedness (as defined in the Note Indenture) under the Note Indenture. At May 4, 1996, on a pro forma basis after giving effect to the Original Offering, approximately $163 million was available for Restricted Payments under the Note Indenture.

    The 8 3/4% Notes may not be redeemed by Ann Taylor prior to June 15, 1998, except in the event of a Change in Control Trigger Event (as defined in the Note Indenture). On or after July 15, 1998, the 8 3/4% Notes will be subject to redemption at the option of Ann Taylor, in whole or in part. Under the terms of the Note Indenture, upon the happening of a Change in Control Trigger Event, and the satisfaction of certain conditions relating to Ann Taylor's indebtedness that is senior to the 8 3/4% Notes, each holder of 8 3/4% Notes may require Ann Taylor to repurchase such holder's 8 3/4% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

    The Bank Credit Agreement prohibits Ann Taylor from making an optional redemption of the 8 3/4% Notes, without the consent of the lenders thereunder.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    The following is a summary of certain of the material United States Federal income tax consequences of the purchase, ownership, disposition and conversion of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets. This summary addresses the United States Federal income tax considerations to holders of Preferred Securities who are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, or estates or trusts the income of which is subject to United States Federal income taxation regardless of its source or other holders who are otherwise subject to United States federal income taxation on a net income basis with respect to Preferred Securities ("U.S. Holders") and does not address the tax consequences to holders of Preferred Securities who are not U.S. Holders. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

    The Company has taken the position that the Convertible Debentures will be classified for United States Federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Convertible Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Convertible Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Convertible Debentures will be classified as indebtedness of the Company for United States Federal income tax purposes.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom, special counsel to the Company and the Trust, rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United Stated Federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States Federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Convertible Debentures, and each holder will be required to include in its gross income any original issue discount accrued with respect to its allocable share of those Convertible Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

    Because the Company has the option, under the terms of the Convertible Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Convertible Debentures will be treated as "original issue discount". Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Convertible Debentures will be accounted for as OID. Actual payments and distributions of stated interest will not, however, be separately reported as taxable income. The amount of OID that accrues in any quarter will approximately equal the amount of the interest that accrues on the Convertible Debentures in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment period.

    Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

    To the extent a holder acquires its Preferred Securities at a price that is greater or less than the adjusted issue price of such holder's proportionate share of the Convertible Debentures (which generally should approximate the face amount plus accrued but unpaid interest on the Convertible Debentures), the holder may be deemed to have acquired its undivided interest in the Convertible Debentures with acquisition premium or market discount. A holder who purchases Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect the acquisition premium. A holder who purchases Preferred Securities at a market discount will include the amount of such discount in income in accordance with the market discount rules described below.

    A holder that acquires its undivided beneficial interest in the Convertible Debentures at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount on the Convertible Debentures upon their retirement or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount will accrue ratably or, at the election of the holder, under a constant yield method over the remaining term of the Convertible Debentures. A holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities that represent an undivided interest in Convertible Debentures acquired with market discount. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply.

    A holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Convertible Debentures as if it were OID. A holder that makes this election and that is considered to have acquired its undivided beneficial interest in the Convertible Debentures with market discount will be considered to have made the election described in the immediately preceding paragraph.

RECEIPT OF CONVERTIBLE DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under the caption "Description of the Preferred Securities--Special Event Redemption or Distribution", Convertible Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution to holders, for United States Federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Convertible Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the related Special Event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities, in which event the Company would generally be required to redeem the Convertible Debentures and distribute the resulting cash in liquidation of the Trust.

    Under certain circumstances described herein (see "Description of the Preferred Securities"), the Convertible Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States Federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities".

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities to the date of disposition. Subject to the market discount rules described above, such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of or converts his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition or conversion in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Convertible Debentures deemed disposed of or converted. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

PROPOSED TAX LEGISLATION

    On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed the Proposed Legislation that, among other things, would treat as equity for United States Federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action". Based on the Joint Statement, it is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Convertible Debentures since they were issued prior to the date of any "appropriate Congressional action". Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Debentures, it would not cause the Convertible Debentures to be treated as equity for the United States Federal income tax purposes since the maximum term of the Convertible Debentures will not exceed 20 years. There can be no assurances, however, that any proposed legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation is enacted that adversely affects the tax treatment of the Convertible Debentures, such legislation could result in the distribution of the

Convertible Debentures to holders of the Preferred Securities or, in certain limited circumstances, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

CONVERSION OF PREFERRED SECURITIES INTO COMMON STOCK

    A holder will not recognize gain or loss upon the conversion, through the Conversion Agent, of Preferred Securities for a proportionate share of the Convertible Debentures held by the Trust.

    A holder will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of Convertible Debentures into Company Common Stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Company Common Stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Company Common Stock received upon exchange and conversion should generally be equal to the holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received and a holder's holding period in the Company Common Stock received upon exchange and conversion should generally begin on the date the holder acquired the Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from the Company in the event the conversion ratio of the Convertible Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Company Common Stock into or for which the Convertible Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Company Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States Federal income tax, provided the required information is provided to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                SELLING HOLDERS

    The Preferred Securities were originally issued by the Trust and sold by Merrill Lynch, Pierce, Fenner & Smith, Incorporated, CS First Boston, Donaldson, Lufkin & Jenrette Securities Corporation and Robertson, Stephens & Company LLC (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to certain qualified institutional buyers acting on behalf of institutional "accredited investors" (as defined in Rule 501(a)
(1), (2), (3) or (7) under the Securities Act), or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities, any Convertible Debentures and Company Common Stock issued upon conversion of the Preferred Securities. The term Selling Holder includes the record holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

    The following table sets forth information with respect to the record holders of the Preferred Securities as of June 13, 1996.

                                                                     NUMBER OF
                                                                     PREFERRED
      SELLING HOLDER                                                SECURITIES
      -----------------------------------------------------------   -----------
  1.  CEDE & CO. ................................................     1,786,500
  2.  FRANK RUSSEL TRUST COMPANY.................................        80,000
  3.  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED.........        53,000
  4.  PONDWAVE & CO. ............................................        41,000
  5.  OCH-ZIFF CAPITAL MANAGEMENT LP.............................        30,000
  6.  INCE AND COMPANY...........................................        17,000
  7.  BOST & CO. ................................................         5,000
                                                                    -----------
      Total......................................................     2,012,500
                                                                    -----------
                                                                    -----------

    As of June 13, 1996, Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch") held of record 53,000 or approximately 2.63% of the outstanding Preferred Securities. Merrill Lynch disclaims beneficial ownership of these Preferred Securities. Merrill Lynch is affiliated with the ML Entities, which, as of April 15, 1996, beneficially owned 6,155,118 shares of Company Common Stock or approximately 26.7% of the outstanding Company Common Stock. The ML Entities have two designees on the Company's Board of Directors and, therefore, are in a position to influence the management and affairs of the Company.

    None of the other Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Preferred Securities, the Convertible Debentures or the Company Common Stock issuable upon conversion of the Preferred Securities, no estimate can be given as to the amount of the Preferred Securities, the Convertible Debentures or the Company Common Stock issuable upon conversion of the Preferred Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities, in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company and the Trust, jointly and severally, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Trust will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                              ERISA CONSIDERATIONS

    Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    The Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans. The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other plan described in Section 4975(e)(1) of the
Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

    As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable prohibited transaction exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or
Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Preferred Securities, the Convertible Debentures, the Guarantee and the Company Common Stock issuable upon conversion will be passed upon for the Company and the Trust by Jocelyn F.L. Barandiaran, Esquire, Vice President, General Counsel and Corporate Secretary of the Company, and by Skadden, Arps, Slate, Meagher & Flom. Ms. Barandiaran beneficially owns 2,000 shares of Company Common Stock and has been granted options to purchase an additional 52,500 shares of Company Common Stock.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in this Prospectus of AnnTaylor Stores Corporation as of February 3, 1996 and January 28, 1995 and for each of the fiscal years in the three year period ended February 3, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of the AnnTaylor Woven Division of Cygne Designs, Inc., CAT US Inc. and C.A.T. (Far East) Limited and Subsidiary as of February 3, 1996 and January 28, 1995 and for each of the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- ---------------------------------------   --------------------------------------

NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN                 2,012,500 PREFERRED
CONNECTION WITH THE OFFERING MADE BY                 SECURITIES
THIS PROSPECTUS. IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING                    ANNTAYLOR
BEEN AUTHORIZED BY ANNTAYLOR FINANCE               FINANCE TRUST
TRUST, ANNTAYLOR STORES CORPORATION
OR ANY OF THEIR AGENTS. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL,
OR A SOLICITATION OF AN OFFER TO BUY,
ANY OF THE SECURITIES OFFERED HEREBY
IN ANY JURISDICTION WHERE, OR TO ANY
PERSON TO WHOM, IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION
THAT THERE HAS NOT BEEN ANY CHANGE IN            8 1/2% CONVERTIBLE TRUST
THE FACTS SET FORTH IN THIS                        ORIGINATED PREFERRED
PROSPECTUS OR IN THE AFFAIRS OF             SECURITIESSM ("CONVERTIBLE TOPRSSM")
ANNTAYLOR FINANCE TRUST OR ANNTAYLOR            GUARANTEED TO THE EXTENT
STORES CORPORATION SINCE THE                    SET FORTH HEREIN BY, AND
DATE HEREOF.                                        CONVERTIBLE INTO
                                                     COMMON STOCK OF,
     -------------------
       TABLE OF CONTENTS


                                    PAGE
                                    -----
Available Information.............    4
Incorporation of Certain Documents
  by Reference....................    5            [AnnTaylor LOGO]
Risk Factors......................    6
The Company.......................   15
AnnTaylor Finance Trust...........   16
Accounting Treatment..............   17
Use of Proceeds...................   17
Ratio of Earnings to Fixed
  Charges.........................   17
Description of the Preferred
Securities........................   18
Description of the Guarantee......   34
Description of the Convertible
Debentures........................   37
Effect of Obligations Under the
  Convertible Debentures and the
  Guarantee.......................   46       ----------------------------
Description of Capital Stock......   47               PROSPECTUS
Financing Arrangements............   49       ----------------------------
United States Federal Income
Taxation..........................   52
Selling Holders...................   56
Plan of Distribution..............   57
ERISA Considerations..............   58
Legal Matters.....................   58
Experts...........................   58

- ---------------------------------------   --------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses (other than the SEC filing fee) are estimated.

SEC registration fee...........................................   $[       ]
Printing and engraving expenses................................    [       ]
Legal fees and expenses........................................    [       ]
Blue Sky fees and expenses (including legal fees and
expenses)......................................................    [       ]
Accounting fees and expenses...................................    [       ]
Transfer agent and trustee fees................................    [       ]
Miscellaneous..................................................    [       ]
                                                                  ----------
        Total..................................................   $[       ]
                                                                  ----------
                                                                  ----------

ITEM 15. INDEMNIFICATION OF DIRECTOR AND OFFICERS.

    As authorized by Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), each director and officer of the Company may be indemnified by the Company against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of this duty to the Company unless a court determines otherwise. The designees of the ML Entities who serve on the Company's board of directors also have certain rights to indemnification by ML & Co. and the ML Entities for liabilities incurred in connection with actions taken by them in their capacity as directors of the Company.

    Article Seven of the Certificate of Incorporation of the Company provides that, to the fullest extent permitted by law, directors of the Company will not be liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duties.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    A. EXHIBITS

    The Exhibits listed in the following Exhibit Index are filed as part of the Registration Statement:

     EXHIBIT NUMBER                                   DESCRIPTION
     --------------   ---------------------------------------------------------------------------
           4.1        Certificate of Trust of AnnTaylor Finance Trust.
           4.2        Amended and Restated Declaration of Trust of AnnTaylor Finance Trust, dated as of April 25, 1996, among AnnTaylor Stores Corporation, as Sponsor, The
                      Bank of New York, as Property Trustee, The Bank of New York (Delaware), as
                      Delaware Trustee and J. Patrick Spainhour, Paul E. Francis and Walter J.
                      Parks, as Trustees.
           4.3        Indenture for the 8 1/2% Convertible Subordinated Debentures, dated as of
                      April 15, 1996, among AnnTaylor Stores Corporation and The Bank of New
                      York, as Indenture Trustee.
           4.4        Form of 8 1/2% Preferred Securities (included in Exhibit A-1 to Exhibit 4.2 above).

     EXHIBIT NUMBER                                   DESCRIPTION
     --------------   ---------------------------------------------------------------------------
           4.5        Form of 8 1/2% Convertible Subordinated Debentures (included in Exhibit A to Exhibit 4.3 above).
           4.6        AnnTaylor Stores Corporation Preferred Securities Guarantee Agreement,
                      dated as of April 25, 1996, between AnnTaylor Stores Corporation, as
                      Guarantor, and The Bank of New York, as Guarantee Trustee.
           5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom as to the legality of the
                      Preferred Securities, Convertible Subordinated Debentures and Guarantee
                      being registered hereby.*
           5.2        Opinion of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores
                      Corporation, as to the legality of the Common Stock of AnnTaylor Stores
                      Corporation being registered hereby.*
           8.1        Opinion of Skadden, Arps, Slate, Meagher & Flom as to certain tax matters.*
          10.1        Registration Rights Agreement, dated April 25, 1996, between AnnTaylor
                      Finance Trust and Merrill Lynch & Co., as Representative of the Initial
                      Purchasers.
          12.1        Ratio of Earnings to Fixed Charges of AnnTaylor Stores Corporation.
          23.1        Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibits 5.1 and 8.1).*
          23.2        Consent of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores
                      Corporation (included in Exhibit 5.2).*
          23.3        Consent of Deloitte & Touche LLP.
          23.4        Consent of Ernst & Young LLP.
          24          Power of Attorney (set forth on signature page of the Registration
                      Statement).
          25.1        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Indenture Trustee under the 8 1/2%
                      Convertible Subordinated Debenture Indenture.
          25.2        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and
                      Restated Declaration of Trust.
          25.3        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Guarantee Trustee under the Guarantee.

- ------------

* To be filed by amendment.

    B. FINANCIAL STATEMENTS AND SCHEDULES

    All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

    (e) The Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrants pursuant to Rule 424(b) (1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 1996.

                                          ANNTAYLOR STORES CORPORATION

                                          By  /s/ SALLY FRAME KASAKS
                                             ...................................

                                                Chairman of the Board, Chief
                                               Executive Officer and Director

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Francis, Walter J. Parks and Jocelyn F.L. Barandiaran, and each of them acting singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue thereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                                TITLE                      DATE
- ----------------------------------------  ---------------------------------   --------------

         /s/ SALLY FRAME KASAKS           Chairman of the Board, Chief         June 21, 1996
 ........................................    Executive Officer and Director
           Sally Frame Kasaks

        /s/ J. PATRICK SPAINHOUR          President, Chief Operating           June 21, 1996
 ........................................    Officer and Director
          J. Patrick Spainhour

          /s/ PAUL E. FRANCIS             Executive Vice President--Finance    June 21, 1996
 ........................................    and Administration, Chief
            Paul E. Francis                 Financial Officer and Director

          /s/ WALTER J. PARKS             Senior Vice President--Finance       June 21, 1996
 ........................................    and Principal Accounting
            Walter J. Parks                 Officer

        /s/ GERALD S. ARMSTRONG           Director                             June 21, 1996
 ........................................
          Gerald S. Armstrong

        /s/ JAMES J. BURKE, JR.           Director                             June 21, 1996
 ........................................
          James J. Burke, Jr.

         /s/ ROBERT C. GRAYSON            Director                             June 21, 1996
 ........................................
           Robert C. Grayson

        /s/ ROCHELLE B. LAZARUS           Director                             June 21, 1996
 ........................................
          Rochelle B. Lazarus

         /s/ HANNE M. MERRIMAN            Director                             June 21, 1996
 ........................................
           Hanne M. Merriman

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, AnnTaylor Finance Trust certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 1996.

                                          ANNTAYLOR FINANCE TRUST

                                          By  /s/ J. PATRICK SPAINHOUR
                                             ...................................

                                                    J. Patrick Spainhour
                                                          Trustee

                                          By  /s/ PAUL E. FRANCIS
                                             ...................................

                                                      Paul E. Francis
                                                          Trustee

                                          By   /s/ WALTER J. PARKS
                                             ...................................

                                                      Walter J. Parks
                                                          Trustee



                                EXHIBIT INDEX
     EXHIBIT NUMBER                                   DESCRIPTION
     --------------   ---------------------------------------------------------------------------

           4.1        Certificate of Trust of AnnTaylor Finance Trust.
           4.2        Amended and Restated Declaration of Trust of AnnTaylor Finance Trust, dated as of April 25, 1996, among AnnTaylor Stores Corporation, as Sponsor, The
                      Bank of New York, as Property Trustee, The Bank of New York (Delaware), as
                      Delaware Trustee and J. Patrick Spainhour, Paul E. Francis and Walter J.
                      Parks, as Trustees.
           4.3        Indenture for the 8 1/2% Convertible Subordinated Debentures, dated as of
                      April 15, 1996, among AnnTaylor Stores Corporation and The Bank of New
                      York, as Indenture Trustee.
           4.4        Form of 8 1/2% Preferred Securities (included in Exhibit A-1 to Exhibit 4.2 above).
           4.5        Form of 8 1/2% Convertible Subordinated Debentures (included in Exhibit A to Exhibit 4.3 above).
           4.6        AnnTaylor Stores Corporation Preferred Securities Guarantee Agreement,
                      dated as of April 25, 1996, between AnnTaylor Stores Corporation, as
                      Guarantor, and The Bank of New York, as Guarantee Trustee.
           5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom as to the legality of the
                      Preferred Securities, Convertible Subordinated Debentures and Guarantee
                      being registered hereby.*
           5.2        Opinion of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores
                      Corporation, as to the legality of the Common Stock of AnnTaylor Stores
                      Corporation being registered hereby.*
           8.1        Opinion of Skadden, Arps, Slate, Meagher & Flom as to certain tax matters.*
          10.1        Registration Rights Agreement, dated April 25, 1996, between AnnTaylor
                      Finance Trust and Merrill Lynch & Co., as Representative of the Initial
                      Purchasers.
          12.1        Ratio of Earnings to Fixed Charges of AnnTaylor Stores Corporation.
          23.1        Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibits 5.1 and 8.1).*
          23.2        Consent of Jocelyn F.L. Barandiaran, General Counsel of AnnTaylor Stores
                      Corporation (included in Exhibit 5.2).*
          23.3        Consent of Deloitte & Touche LLP.
          23.4        Consent of Ernst & Young LLP.
          24          Power of Attorney (set forth on signature page of the Registration
                      Statement).
          25.1        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Indenture Trustee under the 8 1/2%
                      Convertible Subordinated Debenture Indenture.
          25.2        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and
                      Restated Declaration of Trust.
          25.3        Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Guarantee Trustee under the Guarantee.

 -------------
 * To be filed by amendment